UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

     [ ] Form 10-K [ ]Form 20-F [ ]Form 11-K [X] Form 10-Q [ ] Form 10-D [ ] Form N-SAR [ ] Form N-CSR

     For Period Ended:  October 31, 2009

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR
For the Transition Period Ended: ___________________

    Nothing in this form shall be construed to imply that the Commission has
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                   verified any information contained herein.
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PART I -- REGISTRANT INFORMATION
Full Name of Registrant: Lightlake Therapeutics Inc.
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Former Name if Applicable: Madrona Ventures Inc.
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Address of Principal Executive Office(Street and Number):54 Baker Street., 6th
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Floor
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City, State and Zip Code: London, England, W1U 7BU
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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]       (b)  The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form
               N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or subject distribution report on Form 10-D, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report portion thereof, could not be filed within the prescribed time period.

The Registrant requests an extension for the filing of its Quarterly Report on Form 10-Q for the three-month period ended October 31, 2009. The Registrant needs additional time to complete the preparation of the Form 10-Q, in particular, the Registrant's financial statements and the disclosure on the Registrant's management's discussion and analysis. The Registrant plans to file the Form 10-Q as soon as reasonably practicable.


PART IV-- OTHER INFORMATION

(1)
Name and telephone number of person to contact in regard to this notification



        Seijin Ki                416                  833-8542
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        (Name)               (Area Code)           (Telephone Number)

(2)
     Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
identify report(s).     [X] Yes  [ ] No

(3)
     Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ] Yes  [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                          Lightlake Therapeutics, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  December 16, 2009

                                     By: /s/ Seijin Ki
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                                         Seijin Ki
                                         Chief Financial Officer and Secretary